UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.)*

GitLab Inc.
(Name of Issuer)

Class A Common Stock, par value of $0.0000025 per share
(Title of Class of Securities)

37637K108
(CUSIP Number)

March 22, 2023
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 37637K108	13G	Page 1 of 14 Pages

1.	NAME OF REPORTING PERSONS HMI Capital Partners, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,725,732 (See Note 2)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 4,725,732 (See Note 2)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,725,732 (See Note 2)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2% (See Note 1)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Based on 91,200,000 outstanding shares of Common Stock (as defined in Item 2(d) below) as of November 25, 2022 represented in the Issuer's 10-Q filed with the Securities and Exchange Commission ("SEC") on December 6, 2022.

(2)	Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended, HMI Capital Partners, L.P. expressly disclaims beneficial ownership over any of the securities reported in this statement, and the filing of this statement shall not be construed as an admission that HMI Capital Partners, L.P. is the beneficial owner of any of the securities reported herein.

CUSIP No. 37637K108	13G	Page 2 of 14 Pages

1.	NAME OF REPORTING PERSONS HMI Capital Management, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,811,716
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 4,811,716
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,811,716
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.3% (See Note 3)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

(3)	See Note (1) Above.
CUSIP No. 37637K108	13G	Page 3 of 14 Pages

1.	NAME OF REPORTING PERSONS HMI Capital Fund GP, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,811,716
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 4,811,716
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,811,716
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.3% (See Note 4)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) HC

(4) See Note (1) Above.

CUSIP No. 37637K108	13G	Page 4 of 14 Pages

1.	NAME OF REPORTING PERSONS Members GP, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,811,716
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 4,811,716
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,811,716
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.3% (See Note 5)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) HC

(5) See Note (1) Above.

CUSIP No. 37637K108	13G	Page 5 of 14 Pages

1.	NAME OF REPORTING PERSONS Marco W. Hellman
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,811,716
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 4,811,716
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,811,716
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.3% (See Note 6)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(6) See Note (1) Above.

CUSIP No. 37637K108	13G	Page 6 of 14 Pages

1.	NAME OF REPORTING PERSONS Justin C. Nyweide
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,811,716
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 4,811,716
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,811,716
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.3% (See Note 7)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(7) See Note (1) Above.

CUSIP No. 37637K108	13G	Page 7 of 14 Pages

1.	NAME OF REPORTING PERSONS Sean M. Barrett
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,811,716
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 4,811,716
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,811,716
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.3% (See Note 8)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(8) See Note (1) Above.

CUSIP No. 37637K108	13G	Page 8 of 14 Pages

1.	NAME OF REPORTING PERSONS Radhakrishnan Raman Mahendran
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,811,716
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 4,811,716
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,811,716
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.3% (See Note 9)
12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(9) See Note (1) Above.

CUSIP No. 37637K108	13G	Page 9 of 14 Pages

Item 1(a).	Name of Issuer:

GitLab Inc. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

251 Little Falls Drive

Wilmington, DE 19808

Item 2(a).	Name of Persons Filing:

This statement is filed by the entities and persons listed below, who are collectively referred to herein as "Reporting Persons", with respect to the shares of Common Stock (as defined in Item 2(d) below) of the Company:

(i)	HMI Capital Partners, L.P.

(ii)	HMI Capital Management, L.P.

(iii)	HMI Capital Fund GP, LLC

(iv)	Members GP, LLC

(v)	Marco W. Hellman

(vi)	Justin C. Nyweide

(vii)	Sean M. Barrett

(viii)	Radhakrishnan Raman Mahendran

Item 2(b).	Address of Principal Business Office or, if none, Residence:

(i)	HMI Capital Partners, L.P.

c/o HMI Capital Management, L.P.

555 California Street, Suite 4900

Wilmington, DE 19808

(ii)	HMI Capital Management, L.P.

555 California Street, Suite 4900

Wilmington, DE 19808

(iii)	HMI Capital Fund GP, LLC

c/o HMI Capital Management, L.P.

555 California Street, Suite 4900

Wilmington, DE 19808

(iv)	Members GP, LLC

c/o HMI Capital Management, L.P.

555 California Street, Suite 4900

Wilmington, DE 19808

(v)	Marco W. Hellman

c/o HMI Capital Management, L.P.

555 California Street, Suite 4900

Wilmington, DE 19808

(vi)	Justin C. Nyweide

c/o HMI Capital Management, L.P.

555 California Street, Suite 4900

Wilmington, DE 19808

(vii)	Sean M. Barrett

c/o HMI Capital Management, L.P.

555 California Street, Suite 4900

Wilmington, DE 19808

(viii)	Radhakrishnan Raman Mahendran

c/o HMI Capital Management, L.P.

555 California Street, Suite 4900

Wilmington, DE 19808

Item 2(c).	Citizenship:

(i)	HMI Capital Partners, L.P. – DE

(ii)	HMI Capital Management, L.P. – DE

(iii)	HMI Capital Fund GP, LLC – DE

(iv)	Members GP, LLC – DE

(v)	Marco W. Hellman – USA

(vi)	Justin C. Nyweide – USA

(vii)	Sean M. Barrett – USA

(viii)	Radhakrishnan Raman Mahendran – USA

Item 2(d).	Title of Class of Securities:

Class A Common Stock, par value of $0.0000025 per share (“Common Stock”)

Item 2(e).	CUSIP Number:

37637K108

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

CUSIP No. 37637K108	13G	Page 10 of 14 Pages

Item 4.	Ownership

(i)	HMI Capital Partners, L.P.

(a)	Amount beneficially owned: 4,725,732 (See Note 10)

(b)	Percent of class: 5.2% (See Note 11)

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 4,725,732 (see Note 10)

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 4,725,732 (See Note 10)

(ii)	HMI Capital Management, L.P.

(a)	Amount beneficially owned: 4,811,716 (See Note 10)

(b)	Percent of class: 5.3% (See Note 11)

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 4,811,716 (see Note 10)

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 4,811,716 (See Note 10)

(iii)	HMI Capital Fund GP, LLC

(a)	Amount beneficially owned: 4,811,716 (See Note 10)

(b)	Percent of class: 5.3% (See Note 11)

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 4,811,716 (See Note 10)

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 4,811,716 (See Note 10)

(iv)	Members GP, LLC

(a)	Amount beneficially owned: 4,811,716 (See Note 10)

(b)	Percent of class: 5.3% (See Note 11)

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 4,811,716 (See Note 10)

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 4,811,716 (See Note 10)

(v)	Marco W. Hellman

(a)	Amount beneficially owned: 4,811,716 (See Note 10)

(b)	Percent of class: 5.3% (See Note 11)

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 4,811,716 (See Note 10)

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 4,811,716 (See Note 10)

(vi)	Justin C. Nyweide

(a)	Amount beneficially owned: 4,811,716 (See Note 10)

(b)	Percent of class: 5.3% (See Note 11)

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 4,811,716 (See Note 10)

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 4,811,716 (See Note 10)

(vii)	Sean M. Barrett

(a)	Amount beneficially owned: 4,811,716 (See Note 10)

(b)	Percent of class: 5.3% (See Note 11)

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 4,811,716 (See Note 10)

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 4,811,716 (See Note 10)

(viii)	Radhakrishnan Raman Mahendran

(a)	Amount beneficially owned: 4,811,716 (See Note 10)

(b)	Percent of class: 5.3% (See Note 11)

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 4,811,716 (See Note 10)

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 4,811,716 (See Note 10)

CUSIP No. 37637K108	13G	Page 11 of 14 Pages

Note 10:

HMI Capital Management, L.P. is an investment advisor registered under the Investment Advisors Act of 1940. HMI Capital Management, L.P. ("HMI"), which serves as the investment advisor to HMI Capital Partners, L.P. ("the Fund"), may be deemed the beneficial owner of all shares of Common Stock held by the Fund. HMI Capital Fund GP, LLC, which serves as the general partner to the Fund, may be deemed the beneficial owner of all shares of Common Stock held by the Fund. Members GP, LLC, which serves as the general partner of HMI, may be deemed the beneficial owner of all shares of Common Stock held by the Fund. Mr. Marco W. Hellman, Mr. Justin C. Nyweide, Mr. Sean M. Barrett, and Mr. Radhakrishnan Raman Mahendran are the investment committee members of HMI, with the power to exercise investment and voting discretion, may be deemed the beneficial owners of all shares of Common Stock held by the Fund. Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended, HMI, HMI Capital Fund GP, LLC, Members GP, LLC, Mr. Marco W. Hellman, Mr. Justin C. Nyweide, Mr. Sean M. Barrett, and Mr. Radhakrishnan Raman Mahendran expressly disclaim beneficial ownership over any of the securities reported in this statement. The filing of this statement shall not be construed as an admission that HMI, HMI Capital Fund GP, LLC, Members GP, LLC, Mr. Marco W. Hellman, Mr. Justin C. Nyweide, Mr. Sean M. Barrett, or Mr. Radhakrishnan Raman Mahendran are the beneficial owners of any of the securities reported herein.

Note 11:

Based on 91,200,000 outstanding shares of Common Stock as of November 25, 2022 represented in the Issuer's 10-Q filed with the SEC on December 6, 2022.

Item 5.	Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:

See Note 10 above. The Fund has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock covered by this Statement.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

See Note 10 above.

Item 8.	Identification and Classification of Members of the Group:

Not Applicable.

Item 9.	Notice of Dissolution of Group:

Not Applicable.

CUSIP No. 37637K108	13G	Page 12 of 14 Pages

Item 10.	Certifications:

Each of the Reporting Persons makes the following certification:

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: March 31, 2023

HMI Capital Partners, L.P.

HMI Capital Management, L.P.

HMI Fund Capital GP, LLC

Members GP, LLC

Marco W. Hellman

Justin C. Nyweide

Sean M. Barrett

Radhakrishnan Raman Mahendran

By: /s/Emily M. Brakebill

Name: Emily M. Brakebill

Title: Chief Operating Officer of HMI Capital Management, L.P., for itself, Members GP, LLC, for itself HMI Capital Fund GP, LLC, for itself and as general partner of HMI Capital Partners, L.P., as attorney-in-fact for Marco W. Hellman, Justin C. Nyweide, Sean M. Barrett, and Radhakrishnan Raman Mahendran

CUSIP No. 37637K108	13G	Page 13 of 14 Pages

EXHIBIT A

Joint Filing Agreement Pursuant to Rule 13d-1

This agreement is made pursuant to Rule 13d-l(k)(1) under the Securities Exchange Act of 1934, as amended (the "Act") by and among the parties listed below, each referenced to herein as a "Joint Filer". The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the rules thereunder may be filed on each of his, her or its behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1(k).

Dated: March 31, 2023

HMI Capital Partners, L.P.

HMI Capital Management, L.P.

HMI Capital Fund GP, LLC

Members GP, LLC

Marco W. Hellman

Justin C. Nyweide

Sean M. Barrett

Radhakrishnan Raman Mahendran

By: /s/Emily M. Brakebill

Name: Emily M. Brakebill

Title: Chief Operating Officer of HMI Capital Management, L.P., for itself, Members GP, LLC, for itself HMI Capital Fund GP, LLC, for itself and as general partner of HMI Capital Partners, L.P., as attorney-in-fact for Marco W. Hellman, Justin C. Nyweide, Sean M. Barrett, and Radhakrishnan Raman Mahendran

CUSIP No. 37637K108	13G	Page 14 of 14 Pages